Exhibit 10.21F

QLIK TECHNOLOGIES INC. 2010 OMNIBUS EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted an Option to purchase Common Shares of Qlik Technologies Inc. (the “Company”). The specific details of the Option are set forth in the electronic representation of the Notice of Stock Option Grant (the “Notice”) provided to you by the Company or a third party authorized by the Company to administer its Plan

Vesting Schedule:	Provided you are in Service, this Option becomes vested and exercisable with respect to the number of Common Shares subject to this Option set forth in Notice on the dates set forth in the Notice.

Expiration Date:	This Option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

You and the Company agree that this Option is granted under and governed by the terms and conditions of the 2010 Omnibus Equity Incentive Plan (the “Plan”), the Stock Option Agreement including the appendix, which includes any applicable country-specific provisions (together, the “Agreement”), all of which are attached to and made a part of this document.

You further agree to accept by email all documents relating to the Company, the Plan or this Option and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the U.S. Securities and Exchange Commission). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email. In addition, you agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party under contract with the Company. You acknowledge that you may incur costs in connection with electronic delivery and participation, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with your ability to access the documents. This consent will remain in effect until you give the Company written notice that it should deliver paper documents.

Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

You further agree to comply with the Company’s Securities Trading Policy when selling Common Shares acquired under the Plan.

OPTIONEE:	QLIK TECHNOLOGIES INC.

	Name:	Lars Björk

	Title:	President and Chief Executive Officer

QLIK TECHNOLOGIES INC. 2010 OMNIBUS EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Grant of Option	Pursuant to your Notice of Stock Option Grant (“Notice”) and this Stock Option Agreement including the appendix which includes any applicable country-specific provisions (together, the “Agreement”), Qlik Technologies Inc. (the “Company”) has granted you an Option under the 2010 Omnibus Equity Incentive Plan (the “Plan”) to purchase the number of Common Shares indicated in the Notice at the Exercise Price indicated in the Notice. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Tax Treatment	This Option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code or a nonstatutory stock option, as provided in the Notice.

Vesting

This Option becomes vested and exercisable in installments, as shown in the Notice.

This Option will in no event become exercisable for additional Common Shares after your Service has terminated for any reason.

Term	This Option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the date of grant, as shown in the Notice (the “Date of Grant”). (It will expire earlier if your Service terminates, as described below.)

Regular Termination	If your Service terminates for any reason except death or total and permanent disability, then this Option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your Service terminates for this purpose.

Death	If you die before your Service terminates, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability

If your Service terminates because of your total and permanent disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work

For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to actively providing Service.

If you go on a leave of absence, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this Option if the issuance of Common Shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this Option, you must notify the Company by filing the proper “Notice of Exercise” in the manner and form authorized by the Company. Your notice must specify how many Common Shares you wish to purchase. Your notice must also specify how your Common Shares should be registered. The notice will be effective when the Company receives it.

However, if you wish to exercise this Option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your Notice of Exercise, you must include payment of the Exercise Price for the Common Shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

•     By delivering your personal check, a cashier’s check or a money order.

•     By delivering certificates for Common Shares that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of such shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price. Instead of surrendering Common Shares, you may attest to the ownership of such shares on a form provided by the Company or its designee and have the same number of shares subtracted from the Common Shares issued to you.

•     By giving to a securities broker approved by the Company irrevocable directions to sell all or part of the Common Shares acquired at exercise of the Option and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the Exercise Price and any Tax-Related Items (as defined in the “Withholding Taxes” paragraph below). (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Withholding Taxes

You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of any Common Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. You will not be allowed to exercise this Option unless you make such arrangements.

In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from the proceeds of the sale of Common Shares acquired at exercise through a Company-approved broker as arranged by the Company (on your behalf pursuant to this authorization without further consent), (b) withholding Common Shares that otherwise would be issued to you when you exercise this Option, or (c) withholding cash from any compensation or payments owed to you.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Common Shares.

Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Common Shares or the proceeds from the sale of the Common Shares if you fail to comply with your obligations in connection with Tax-Related Items.

Restrictions on Resale	You agree not to sell any Common Shares acquired upon exercise of the Option at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or, if permitted by the Company, a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

Retention Rights	Your Option grant and your participation in the Plan shall not create a right to be retained by or be interpreted as forming a Service contract with the Company, the Employer or any Subsidiary or Affiliate, and shall not interfere with the ability of the Company, the Employer, or any Subsidiary or Affiliate to terminate your Service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this Option by giving the required Notice of Exercise to the Company and paying the Exercise Price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Common Shares covered by this Option and the Exercise Price per Common Share will be adjusted pursuant to the Plan.

Nature of Grant	In accepting the Option, you acknowledge, understand and agree that: (1) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (2) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past; (3) all decisions with respect to future Option or other grants, if any, will be at the sole discretion of the Company; (4) you are voluntarily participating in the Plan; (5) the Option and any Common Shares acquired under the Plan are not intended to replace any pension rights or compensation; (6) the Option and any Common Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (7) the future value of the Common Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty; (8) if the underlying Common Shares do not increase in value, the Option will have no value; (9) if you exercise the Option and acquire Common Shares, the value of such Common Shares may increase or decrease in value, even below the Exercise Price; (10) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Service agreement, if any), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any Subsidiary or Affiliate or the Employer, waive your ability, if any, to bring any such claim, and release the Company, any Subsidiaries or Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (11) for purposes of the Option, your Service will be considered terminated as of the date you are no longer actively providing Service to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (a) your right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you provide Service or the terms of your Service agreement, if any); and (ii) the period (if any) during which you may exercise the Option after such termination of your employment or Service relationship will commence on the date you cease to actively provide Service and will not be extended by any notice period mandated under employment laws in the jurisdiction where you provide Service or the terms of your Service agreement, if any); as provided in the “Regular Termination” paragraph above, the Company shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of your Option grant (including whether you may still be considered to be providing Service while on a leave of absence); (12) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the shares of the Company; and (13) the following provisions apply only if you are providing Service outside the United States: (a) the Option and the Common Shares subject to the Option are not part of normal or expected compensation or salary for any purpose; and (b) neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Common Shares acquired upon exercise.

No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Common Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any stock or directorships held in the Company, details of all Options or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Morgan Stanley or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Morgan Stanley and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Service and career with the Employer will not be adversely affected;

the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Applicable Law; Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Pennsylvania, agree that such litigation shall be conducted in the courts of Delaware County, Pennsylvania, or the federal courts for the United States for the Eastern District of Pennsylvania, where this grant is made and/or to be performed.

Language	If you have received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Severability	The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Common Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Appendix	Notwithstanding any provisions in this Stock Option Agreement, the Option grant shall be subject to any special terms and conditions set forth in any appendix to this Stock Option Agreement for your country (the “Appendix”). Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Stock Option Agreement.

Waiver	You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

The Plan and Other Agreements	This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE NOTICE ATTACHED TO THIS STOCK OPTION AGREEMENT, YOU

AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN

AND TO ANY COUNTRY-SPECIFIC TERMS AND CONDITIONS FOR YOUR COUNTRY

INCLUDED IN THE APPENDIX.

APPENDIX

TO THE

STOCK OPTION AGREEMENT

Terms and Conditions

This Appendix includes additional country-specific terms that apply to residents in the countries listed below. This Appendix is part of the Stock Option Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Stock Option Agreement.

Notifications

This Appendix also includes information of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2013. Such laws are often complex and change frequently, and certain individual exchange control reporting requirements may apply upon exercise of the Option and/or sale of Common Shares. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you exercise the Option, or you sell Common Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you currently are working, transfer employment after the Option is granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.

AUSTRALIA

Terms and Conditions

Exercise of Option. The following supplements the “Notice of Exercise” paragraph of the Stock Option Agreement:

If the Option vests when the Fair Market Value per Common Share is equal to or less than the Exercise Price for the Option, you will not be permitted to exercise the vested Option. The vested Option may be exercised only starting on the business day following the first day on which the Fair Market Value per Common Share exceeds the Exercise Price for the Option. For the avoidance of doubt, this provision applies equally to any unvested Option held by a Participant who transfers to Australia after the grant of the Option, unless otherwise determined by the Company in its sole discretion.

Notifications

Securities Law Notification. If you exercise the Option and subsequently offer the Common Shares purchased upon exercise for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law and you should obtain legal advice regarding any applicable disclosure obligations prior to making any such offer.

AUSTRIA

Notifications

Exchange Control Notification. If you hold Common Shares acquired under the Plan outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not exceed €30,000,000 or if the value of the shares in any given year as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is January 31 of the following year.

A separate reporting requirement applies when you sell Common Shares acquired under the Plan. In that case, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

BELGIUM

Notifications

Taxation of the Option. If you choose to accept the Option, the timing of the taxation of the Option depends upon when you accept the Option. Based on the current interpretation of Belgian tax law by the Belgian Minister of Finance, if you accept the Option within 60 days from the offer date, you will be taxed at the time of offer, or if you accept the Option after 60 days from the offer date, you will be taxed at the time of exercise. Neither the Company or any Subsidiary or Affiliate nor the Employer may be held liable for damages, if any, that you may incur should the Minister of Finance’s interpretation not be upheld (with respect to taxation at exercise for Options accepted after 60 days following the offer date).

You are strongly encouraged to consult your personal tax advisor in deciding if and when to accept the Option.

Tax Reporting Requirement. You are required to report any bank accounts opened and maintained outside Belgium on your annual tax return.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Option, you acknowledge that you agree to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the exercise of the Option and the sale of Common Shares acquired under the Plan.

Notifications

Exchange Control Notification. If you are resident or domiciled in Brazil, you will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. Assets and rights that must be reported include the following: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including Common Shares acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 are not required to submit a declaration.

CANADA

Terms and Conditions

Form of Payment. The following supplements the “Form of Payment” paragraph in the Stock Option Agreement:

Notwithstanding anything to the contrary in the Stock Option Agreement, you are prohibited from surrendering Common Shares that you already own or attesting to the ownership of Common Shares to pay the Exercise Price or any Tax-Related Items in connection with the Option.

Termination of Employment. This provision replaces subparagraph 11 of the “Nature of Grant” paragraph in the Stock Option Agreement:

for purposes of the Option, your Service will be considered terminated as of the date that is the earlier of (1) the date you are no longer actively providing Service or, at the discretion of the Company, (2) the date you receive notice of termination of Service from the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide Service or the terms of your Service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (a) your right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of Service would not include any notice period or period of pay in lieu of notice or similar period mandated under employment laws in the jurisdiction where you provide Service or the terms of your Service agreement, if any (including, but not limited to statutory law, regulatory law and/or common law)); and (ii) the period (if any) during which you may exercise the Option after such termination of your employment or Service relationship will commence as of such date will not be extended by any notice period mandated under employment laws in the jurisdiction where you provide Service or terms of your Service agreement, if any (including, but not limited to statutory law, regulatory law and/or common law)); as provided in the “Regular Termination” paragraph above, the Company shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of your Option grant (including whether you may still be considered to be providing Service while on a leave of absence);

The following provisions apply if you are resident in Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. This provision supplements the “Data Privacy” paragraph in the Stock Option Agreement:

You hereby authorize the Company, the Employer and their representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and its Subsidiaries or Affiliates to disclose and discuss the Plan with their advisors. You further authorize the Company and its Subsidiaries or Affiliates to record such information and to keep such information in your employee file.

Notifications

Securities Law Notification. You acknowledge and agree that you will only sell Common Shares acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the Common Shares are listed. Currently, the Common Shares are listed on the NASDAQ.

COLOMBIA

Notifications

Exchange Control Notification. Investments in assets located outside of Colombia (including Common Shares) are subject to registration with the Central Bank (Banco de la República) if the aggregate value of such investments is US$500,000 or more (as of December 31 of the applicable calendar year). Further, upon the sale of any Common Shares that you have registered with the Central Bank, you must cancel the registration by March 31 of the following year. You may be subject to fines if you fail to cancel such registration.

DENMARK

Terms and Conditions

Stock Option Act. You acknowledge that you have received an Employer Statement in Danish.

Notifications

Securities/Tax Reporting Notification. If you hold Common Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, you are required to inform the Danish Tax Administration about the account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. In the event that the applicable broker or bank with which the account is held does not also sign the Form V, you acknowledge that you are solely responsible for providing certain details regarding the foreign brokerage or bank account and any Common Shares acquired at exercise and held in such account to the Danish Tax Administration as part of your annual income tax return. By signing the Form V, you authorize the Danish Tax Administration to examine the account.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, you are required to inform the Danish Tax Administration about this account. To do so, you must file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. In the event that the applicable broker or bank with which the account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, you acknowledge that you are solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of your annual income tax return. By signing the Form K, you authorize the Danish Tax Administration to examine the account.

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions

Language Consent. By accepting the grant, you confirm that you have read and understood the documents relating to the Option (the Plan and this Agreement) which were provided to you in the English language. You accept the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l’attribution, vous confirmez avoir lu et compris les documents relatifs à l’Option (le Plan et la présente Convention) qui vous ont été communiqués en langue anglaise. Vous en acceptez les dispositions en connaissance de cause.

Notifications

Exchange Control Notification. If you hold Common Shares outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return.

GERMANY

Notifications

Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In the event that you make or receive a payment in excess of this amount, you are solely responsible for obtaining the appropriate form from a German federal bank and complying with applicable reporting requirements.

HONG KONG

Terms and Conditions

Restriction on Sale of Shares. In the event that the Option vests and is exercised within six months of the Date of Grant, you agree that you will not dispose of the Common Shares acquired upon exercise prior to the six-month anniversary of the Date of Grant.

Notifications

Securities Law Notice. WARNING: The Option and any Common Shares issued at exercise do not constitute a public offering of securities under Hong Kong law and are available only to Employees of the Company or its Subsidiaries or Affiliates. This Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each eligible Employee of the Employer, the Company or any Subsidiary or Affiliate and may not be distributed to any other person. If you are in any doubt about any of the contents of this Agreement or the Plan, you should obtain independent professional advice.

Nature of Scheme. The Corporation specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

Terms and Conditions

Form of Payment. The following supplements the “Form of Payment” paragraph in the Stock Option Agreement:

You understand and agree that, if you elect to pay the Exercise Price by means of a same-day sale, you will not be permitted to engage in a “cashless sell-to-cover” exercise whereby a portion of exercised Common Shares are sold at exercise to cover the Exercise Price, Tax-Related Items and brokerage fees. The Company reserves the right to permit this procedure for payment of the Exercise Price in the future, depending on the development of local law.

Notifications

Exchange Control Notification. If you remit funds outside of India to exercise the Option, it is your responsibility to comply with any applicable exchange control regulations in India. In particular, you will be responsible for determining whether approval from the Reserve Bank of India is required prior to exercise or whether you have exhausted your investment limit for the relevant fiscal year. Further, you must repatriate the proceeds from the sale of Common Shares acquired upon exercise of the Option to India within 90 days after receipt. You must retain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with these requirements.

Foreign Assets Reporting Notification. You are required to declare foreign bank accounts and any foreign financial assets (including Common Shares held outside India) in your annual tax return. It is your responsibility to comply with this reporting obligation and you should consult your personal tax advisor in this regard.

IRELAND

Notifications

Director Notification Requirement. If you are a director, shadow director (i.e., an individual who is not on the board of directors but who has sufficient control so that the board of directors acts in accordance with the “directions and instructions” of the individual) or secretary of an Irish Subsidiary or Affiliate, you are subject to certain notification requirements under the Companies Act. Among these requirements is an obligation to notify the Irish Subsidiary or Affiliate in writing when you receive an interest (e.g., Options, Common Shares) in the Company and the number and class of shares or rights to which the interest relates within five business days of the acquisition or disposal of such Common Shares or within five business days of becoming aware of the event giving rise to the notification. These notification requirements also apply to any rights or Common Shares acquired by your spouse or children under the age of 18.

ITALY

Terms and Conditions

Method of Exercise. This provision supplements the “Form of Payment” paragraph in the Stock Option Agreement:

Due to local regulatory requirements, you will be restricted to a “same-day sale” method of exercise similar to that described in the “Form of Payment” paragraph of the Stock Option Agreement. To complete a “same-day sale,” you understand that you will be required to give a securities broker approved by the Company irrevocable directions to sell all of the Common Shares acquired at exercise of the Option and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the Exercise Price and any Tax-Related Items. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. You will not be permitted to hold Common Shares after exercise. Depending on the development of local laws in your country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit any other methods of exercise and payment of Tax-Related Items permitted under the Plan.

Data Privacy Notice. The following provision replaces the “Data Privacy” paragraph in the Stock Option Agreement:

You understand that the Employer, the Company and any Subsidiary or Affiliate may hold certain personal information about you including, without limitation, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any stock or directorships held in the Company or any Subsidiary or Affiliate, details of all Options or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Qlik Technologies Inc. 150 N. Radnor Chester Road, Suite E220, Radnor, PA, 19087, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Xavier Massey, Qlik, 93 avenue Charles de Gaulle, 92200 Neuilly sur Seine.

You understand that Data will not be publicized, but it may be transferred to Morgan Stanley or such other stock plan service provider as may be selected by the Committee in the future (any such entity, “Broker”), or other third parties involved in the management and administration of the Plan. You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company. You further understand that the Company and/or any Subsidiary or Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company or any Subsidiary or Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to the Broker or other third party with whom you may elect to deposit any Common Shares acquired upon exercise of the Option. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable Italian data privacy laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable Italian data privacy laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, without limitation, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Furthermore, you are aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Grant Terms Acknowledgment. In accepting the Option, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, in their entirety and you fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge having read and specifically approve the following paragraphs of the Agreement: Withholding Taxes; Nature of Grant; Applicable Law; Choice of Venue; Language; and the “Data Privacy Notice” paragraph set forth above.

Notifications

Exchange Control Notification. You are required to report in your annual tax return: (a) any transfers of cash or shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars, (b) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (vested Options, cash or Common Shares) may result in taxable income in Italy, and (c) the amount of the transfers to and from abroad that have had an impact on your foreign investments or investments held outside of Italy during the calendar year. Under certain circumstances, you may be exempt from the requirement in (a) above if the transfer or investment is made through an authorized broker resident in Italy.

JAPAN

Notifications

Exchange Control Notification. If you remit more than ¥30 million for the purchase of Common Shares in a single transaction, you must file a Payment Report with the Ministry of Finance (through the Bank of Japan or the bank carrying out the transaction). The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. If you intend to acquire Common Shares whose value exceeds ¥100 million in a single transaction, you must also file a Report Concerning Acquisition of Shares (“Securities Acquisition Report”) with the Ministry of Finance through the Bank of Japan within 20 days of acquiring the shares. The forms to make these reports can be acquired from the Bank of Japan.

A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that you pay upon a one-time transaction for exercising the Option and acquiring Common Shares exceeds ¥100 million, you must file both a Payment Report and a Securities Acquisition Report.

Offshore Assets Reporting. Pursuant to a new law, you will be required to report details of any assets held outside of Japan as of December 31st (including Common Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15th each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of your outstanding Options, as well as Common Shares, in the report.

MEXICO

Terms and Conditions

No Entitlement or Claims for Compensation/Policy Statement. In accepting the Option, you expressly recognize that the Company, with offices at 150 N. Radnor Chester Road, Suite E220, Radnor, PA, 19087, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of Common Shares does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is QlikTech Mexico, S. de R.L. de C.V. (“Qlik-Mexico”), not the Company in the United States. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, Qlik-Mexico, and do not form part of the employment conditions and/or benefits provided by Qlik-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company and any Subsidiaries or Affiliates, the Company’s shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Aceptando este Premio1, usted reconoce que la Compañía, con oficinas registradas en 150 N. Radnor Chester Road, Suite E220, Radnor, PA, 19087, U.S.A., es la única responsable de la

[1]	El término “Premio” se refiere a la palabra “Option”

administración del Plan y que la participación de usted en el mismo y la adquisición de Acciones no constituye de ninguna manera una relación laboral entre usted y la Compañía, toda vez que su participación en el Plan deriva únicamente de una relación comercial con la Compañía, reconociendo expresamente que su único empleador lo es QlikTech Mexico, S. de R.L. de C.V. (“Qlik-Mexico”), no la Compañía en los Estados Unidos. Derivado de lo anterior, usted expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no crean ningún derecho entre usted y su empleador, Qlik-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Qlik-México, y expresamente usted reconoce que cualquier modificación al Plan o la terminación del mismo, no deberá ser interpretada como una modificación de las condiciones de su trabajo.

Asimismo, usted reconoce que su participación en el Plan es consecuencia de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho para modificar y/o terminar su participación en cualquier momento, sin responsabilidad alguna.

Finalmente, usted manifiesta que no se reserva ninguna acción o derecho en contra de la Compañía, por cualquier compensación o daños y perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted libera amplia y completamente de toda responsabilidad a la Compañía, sus Subsidiarias o Afiliadas, sus accionistas, directivos, agentes o representantes, en relación con cualquier demanda que pudiera surgir.

NETHERLANDS

Notifications

Insider Trading Notification. You should be aware of Dutch insider trading rules that may impact the sale of Common Shares acquired under the Plan. In particular, you may be prohibited from effecting certain transactions if you have insider information regarding the Company.

By accepting the grant of the Option and participating in the Plan, you acknowledge having read and understood this Insider Trading Notification and further acknowledge that it is your responsibility to comply with the following Dutch insider trading rules.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of details concerning the issuing company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any Employee in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain Employees working in the Netherlands (including a Participant in the Plan) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when in possession of such inside information. If you are uncertain whether the insider trading rules apply to you, you should consult with your personal legal advisor.

NORWAY

There are no country-specific provisions.

POLAND

Notifications

Exchange Control Information. Polish residents holding foreign securities (including Common Shares) and maintaining accounts abroad must report information to the National Bank of Poland. Specifically, if the aggregate value of shares and cash held in such foreign accounts exceeds PLN 7 million, Polish residents must file reports on the transactions and balances of the accounts on a quarterly basis. If required, the reports are due on a quarterly basis and must be filed on special forms available on the website of the National Bank of Poland. In addition, Polish residents are required to transfer funds through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000). You must store all documents connected with any foreign exchange transactions you engage in for a period of five years.

PORTUGAL

Terms and Conditions

Consent to Receive Information in English. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accept and agreed with the terms and conditions established in the Plan and Agreement.

Conhecimento da Lingua. Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no Acordo.

Notifications

Exchange Control Notification. If you do not hold the Common Shares acquired under the Plan with a Portuguese financial intermediary, you will need to file a report with the Portuguese Central Bank. If the Common Shares are held by a Portuguese financial intermediary, it will file the report for you.

RUSSIA

Notifications

U.S. Transaction. Any Common Shares issued upon exercise of the Option shall be delivered to you through a brokerage account in the U.S. You may hold Common Shares in your brokerage account in the U.S.; however, in no event will shares issued to you and/or share certificates or other instruments be delivered to you in Russia. You are not permitted to make any public advertising or announcements regarding the Option or Common Shares in Russia, or promote these shares to other Russian legal entities or individuals, and you are not permitted to sell or otherwise dispose of Common Shares directly to other Russian legal entities or individuals. You are permitted to sell Common Shares only on the NASDAQ and only through a U.S. broker.

Securities Law Notification. These materials do not constitute advertising or an offering of securities in Russia nor do they constitute placement of the Common Shares in Russia. The issuance of Common Shares pursuant to the Option described herein has not and will not be registered in Russia and hence, the Common Shares described herein may not be admitted or used for offering, placement or public circulation in Russia.

Exchange Control Notification. If you wish to exercise the Option using the cash exercise method, you must remit the funds from a foreign currency account at an authorized bank in Russia. This requirement does not apply if you use a same-day sale method of exercise, such that there is no remittance of funds out of Russia.

You acknowledge that you must repatriate the proceeds from the sale of Common Shares in relation to the Option within a reasonably short time of receipt. Such amounts must be initially credited to you through a foreign currency account opened in your name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; and (iii) you must give notice to the Russian tax authorities about the opening/closing of each foreign account within one month of the account opening/closing.

You should consult your personal tax advisor before remitting any sale proceeds to Russia, as exchange control requirements may change.

SINGAPORE

Notifications

Securities Law Notification. The grant of the Option under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the Option is subject to section 257 of the SFA and that you will not be able to make (i) any subsequent sale of Common Shares in Singapore or (ii) any offer of such subsequent sale of Common Shares subject to the Option in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation. If you are a director of a Singapore Subsidiary or Affiliate, you must notify the Singapore Subsidiary or Affiliate in writing within two business days of: (i) receiving or disposing of an interest (e.g., Options, Common Shares) in the Company or any related companies (ii) any change in a previously disclosed interest (e.g., exercise of Options, Common Shares, etc.) or (iii) becoming a director if such an interest exists at the time. This notification requirement also applies to an associate director and to a shadow director (i.e., an individual who is not on the board of directors but who has sufficient control so that the board of directors acts in accordance with the “directions and instructions” of the individual) of a Singapore Subsidiary or Affiliate.

Insider Trading Notification. You should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of Common Shares or Options under the Plan. Under the Singapore insider trading rules, you are prohibited from selling Common Shares when you are in possession of information which is not generally available and which you know or should know will have a material effect on the price of Common Shares once such information is generally available.

SPAIN

Terms and Conditions

Nature of Grant. The following supplements the “Nature of Grant” paragraph of the Stock Option Agreement:

In accepting the Option, you consent to participate in the Plan and acknowledge having received and read a copy of the Plan.

Further, you understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant an Option under the Plan to individuals who may be Employees of the Company or its Subsidiaries or Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary or Affiliate. Consequently, you understand that the Option is granted on the assumption and condition that such Option and any Common Shares acquired upon exercise of the Option shall not become a part of any employment contract (either with the Company or any Subsidiary or Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the Option would not be granted but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Option shall be null and void.

Further, the vesting of the Option is expressly conditioned on your active Service, such that if your Service terminates for any reason whatsoever, the Option ceases vesting immediately effective on the date of termination of your Service. This will be the case, for example, even if you (1) are considered to be unfairly dismissed without good cause; (2) are dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) terminate Service due to a change of work location, duties or any other employment or contractual condition; (4) terminate Service due to the Company’s or any Subsidiary’s or Affiliate’s unilateral breach of contract; or (5) are terminated from Service for any other reason whatsoever. Consequently, upon your termination of Service for any of the above reasons, you may automatically lose any rights to the Option that were unvested on the date of termination.

Notifications

Securities Law Notification. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Notification. The acquisition of Common Shares and the sale of Common Shares must be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”). Because you will not purchase or sell the Common Shares through the use of a Spanish financial institution, you must make the declaration yourself by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the shares are owned or to report the sale of Common Shares.

When receiving foreign currency payments derived from the ownership of Common Shares (e.g., dividends or sale proceeds) exceeding €50,000, you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

Foreign Assets Reporting Notification. Effective January 1, 2013, you are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Common Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.

Further, effective January 1, 2013, to the extent that you hold Common Shares and/or have bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year, you will be required to report information on such assets in your tax return (tax form 720) for such year.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Securities Law Notification. The offering of the Plan is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland.

UNITED ARAB EMIRATES

Notifications

Securities Law Notification. The Plan is only being offered to qualified Employees and is in the nature of providing equity incentives to Employees of the Company or its Subsidiaries or Affiliates in the United Arab Emirates (“UAE”). Any documents related to the Plan, including the Plan, Plan prospectus and other grant documents (“Plan Documents”), are intended for distribution only to such Employees and must not be delivered to, or relied on by, any other person. The securities to which this summary relates may be illiquid and/or subject to restrictions on their resale. You should conduct your own due diligence on the securities. If you do not understand the contents of the Plan Documents, you should consult an authorized financial adviser.

The relevant securities authorities have no responsibility for reviewing or verifying any Plan Documents. UAE securities or financial/economic authorities have not approved the Plan Documents, nor taken steps to verify the information set out in them, and thus, are not responsible for their content.

UNITED KINGDOM

Terms and Conditions

Withholding Taxes. The following supplements the “Withholding Taxes” paragraph of the Stock Option Agreement:

You agree that, if you do not pay or the Employer or the Company does not withhold from you the full amount of income tax that you owe at exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of income tax that should have been withheld shall constitute a loan owed by you to the Employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at Her Majesty’s Revenue & Customs’ (“HMRC”) official rate and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by any of the means set forth in the “Withholding Taxes” paragraph of the Stock Option Agreement. You also authorize the Company to delay the issuance of any Common Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and the income tax that is due is not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for reimbursing the Employer or the Company, as applicable, for the value of any NICs due on this additional benefit.

Joint Election. As a condition of participation in the Plan and the exercise of the Option, you agree to accept any liability for secondary Class 1 National Insurance contributions (the “Employer NICs”) that may be payable by the Company, the Employer, a Subsidiary or Affiliate in connection with the Option and any event giving rise to Tax-Related Items. Without prejudice to the foregoing, you agree to execute a joint election with the Company, the form of such joint election (the “Joint Election”) having been approved formally by HMRC, and any other required consent or election. You further agree to execute such other joint elections as may be required between you and any successor to the Company, the Employer, a Subsidiary or Affiliate. You further agree that the Company, the Employer, a Subsidiary or Affiliate may collect the Employer NICs from you by any of the means set forth in the “Withholding Taxes” paragraph of the Stock Option Agreement.

If you do not enter into a Joint Election prior to exercise of the Option, you will not be entitled to exercise the Option unless and until you enter into a Joint Election and no Common Shares will be issued to you under the Plan, without any liability to the Company, the Employer, a Subsidiary or Affiliate.